Exhibit 99.1

SYKES Enterprises, Incorporated
Corporate Headquarters:
400 North Ashley Drive
Tampa, FL USA 33602
1 · 800 · TO · SYKES
http://www.sykes.com

EMEA Operations:
599 Calder Road
Edinburgh EH11 4GA
Scotland
+44 (0) 131 458-6500

FOR IMMEDIATE RELEASE

MARCH 14, 2005

SYKES ENTERPRISES, INCORPORATED REPORTS FOURTH
QUARTER AND FULL-YEAR 2004 FINANCIAL RESULTS

Strong fourth quarter performance
boosts revenues and EPS ahead of guidance

TAMPA, FL – March 14, 2005 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today financial results for the fourth quarter of 2004, highlights of which are as follows:

•	Revenues of $120.7 million; earnings of $0.21 per diluted share, including $0.14 per diluted share from a property insurance settlement related to a damaged Florida customer contact center

•	The property insurance settlement, better-than-expected increase in customer call volumes, higher incentive payments related to quality account performance, favorable revenue mix-shift to higher margin offshore regions and favorable foreign currency movements drove above-guidance revenues and earnings

•	Exited 2004 with Cash and cash equivalents of $93.9 million and no outstanding debt

Operating Performance by Segment

Americas

Revenues generated from the Company’s clients in the Americas segment, including operations in North America and offshore (Latin America, India and the Asia Pacific region), totaled $71.6 million, or 59.3% of total revenues, for the fourth quarter of 2004. This compared to revenues of $82.2 million, or 66.2% of total revenues, for the prior year period. The revenue decline and percentage shift primarily reflected the client-migration of customer call volumes from the U.S. to higher margin offshore operations and the resulting mix-shift in revenues from the U.S. to offshore, where each seat generates roughly half the dollar equivalence of a U.S. seat. According to industry analysts, offshoring has truly become a stimulus for the customer contact management industry in piquing the interest of firms that had not previously considered outsourcing of any sort. The move to expand the Company’s offshore operations has been a calculated strategic undertaking by the management team in response to shifting demand drivers for the delivery of customer contact management services from a purely U.S. based delivery model to a more globally based delivery model. Consequently, SYKES’ U.S. seats as a percentage of seats in the Americas region declined to approximately 20% in the fourth quarter of 2004 from 41% in the same period last year. By contrast, the total number of offshore seats rose as a percentage of seats in the Americas region to approximately 75% in the fourth quarter of 2004 from approximately 54% in the corresponding period of the prior year; while Canada remained constant at 5% of total seats in the Americas region in the fourth quarter of 2004 versus the same period last year.

On a sequential basis, the Americas’ revenues rose 5.0% to $71.6 million compared to $68.2 million in the third quarter of 2004. The sequential revenue increase is attributable to better-than-expected increase in customer call volumes.

The Americas’ operating margin before corporate G&A expenses & other charges for the fourth quarter of 2004 was 19.7% compared to 8.5% in the fourth quarter of 2003. The results for the fourth quarter of 2004 include a $5.4 million gain, 7.5% of Americas operating margin of 19.7%, on an insurance settlement claim related to tornado damage at the Company’s Marianna, Florida customer contact management center. Excluding the insurance settlement gain, the Americas’ operating income improvement was due to the Company’s continued efforts to optimize assets and reduce duplicative costs, as well as better-than-expected customer call volumes and favorable revenue mix-shift towards higher margin offshore regions.

On a sequential basis, the operating margin rose to 19.7% from 12.8% in the third quarter of 2004. The third quarter of 2004 included a gain of $2.8 million related to the sale of a customer contact management center, while the fourth quarter included a $5.4 million gain related to the property insurance settlement.

EMEA

Revenues from the Company’s Europe, Middle East and Africa (EMEA) region rose 16.9% to $49.1 million, representing 40.7% of SYKES’ total revenues for the fourth quarter of 2004 compared to $42.0 million, or 33.8%, in the prior year’s fourth quarter. The foreign currency effect to SYKES’ fourth quarter 2004 EMEA revenues was a $4.0 million benefit from the stronger Euro compared with the same period last year. Excluding this foreign currency benefit, EMEA revenues for the fourth quarter of 2004 increased by $3.1 million, largely reflecting a better-than-expected increase in certain customer call volumes and higher incentive payments related to quality operating performance. However, persistent economic sluggishness in SYKES’ key European markets continue to present challenges for the Company. Sequentially, EMEA revenues rose $5.8 million, or 13.3%, to $49.1 million compared to $43.3 million in the third quarter of 2004. The sequential increase in EMEA revenues is due to better seasonal increase in volumes, which are seasonally low due to European holidays in the third quarter, approximately $2.8 million from favorable foreign currency effects and higher incentive payments.

The operating margin for EMEA before corporate G&A expenses & other charges in the fourth quarter of 2004 was 10.8% compared to 3.9% in the prior year period. The year-over-year margin improvement was due to a combination of the Company’s efforts to realign EMEA’s cost structure with current business levels, a better than expected increase in customer call volumes and higher incentive payments.

Sequentially, the EMEA operating margin improved to 10.8% from 5.7%. The higher margin was a combination of better than expected seasonal increase in customer call volumes (seasonally low due to European holidays in the third quarter), fourth-quarter-only employment grant benefits and higher incentive payments.

Corporate Costs

Corporate costs totaled $7.5 million in the fourth quarter of 2004, an increase of $0.9 million from $6.6 million in the prior year period. The increase was primarily attributable to higher professional fees related to Sarbanes-Oxley compliance costs and other legal costs.

Impairment Charges, Restructuring Reversals, Other Income and Taxes

During the fourth quarter of 2004, the Company recorded an impairment charge of $0.7 million related to the migration of customer call volumes from SYKES’ Bangalore, India facility to other more strategically aligned centers in the APAC region. In addition, the Company reported a $0.1 million restructuring reversal related to previously recorded restructuring accruals.

Other income for the fourth quarter of 2004 totaled $157 thousand compared to $1.3 million for the same period in the prior year. The year-over-year decrease was primarily due to a higher level of foreign currency translation losses.

During the quarter, the Company’s tax rate was 26.8% versus 31.3% in the same period last year. The fourth quarter 2004 effective tax rate declined primarily due to higher income from low tax jurisdictions. The Company has a valuation allowance against 2004 U.S. operating losses net of facility sales.

2004 Twelve-Month Review

Americas

For the twelve-months ended December 31, 2004, revenues generated from the Company’s clients in the Americas segment, including operations in North America and offshore, totaled $283.3 million, or 60.7% of total revenues. This compared to revenues of $321.2 million, or 66.9% of total revenues, for the twelve-months of 2003. The revenue decline and percentage shift primarily reflected the client-migration of customer call volumes from the U.S. to SYKES’ higher margin offshore operations and the resulting mix-shift in revenues from the U.S. to offshore, where each seat generates roughly half the dollar equivalence of a U.S. seat.

The Americas’ operating margin before corporate G&A expenses and other charges for the twelve-months ended December 31, 2004 was 10.9% compared to 9.8% for the twelve-months ended December 31, 2003. The results for the twelve-months of 2004 include a $5.4 million insurance settlement gain and a $6.9 million in net gain on disposal of property and equipment, together representing 4.3% of operating margin of 10.9%, versus $1.6 million in net gain on disposal of property and equipment in 2003. Excluding the insurance settlement gain, the Americas operating margin would have decreased due to the migration of customer call volumes to offshore and the resulting duplicative costs.

EMEA

For the twelve-months ended December 31, 2004, revenues from the Company’s EMEA region rose 15% to $183.5 million, representing 39.3% of SYKES’ total revenues, compared to $159.2 million, or 33.1%, in the prior year. The foreign currency effect to SYKES’ twelve-months 2004 EMEA revenues was a $16.5 million benefit from the stronger Euro compared with twelve-months 2003. Excluding this foreign currency benefit, EMEA revenues for the twelve-months of 2004 increased by $7.8 million, reflecting a combination of an increase in certain customer call volumes and higher incentive payments related to quality operating performance.

The EMEA operating margin before corporate G&A expenses and other charges for the twelve-months ended December 31, 2004 was 5.7% compared to 1.6% in the prior year. The year-over-year margin improvement was due to a combination of the Company’s efforts to realign EMEA’s cost structure with current business levels, increase in customer call volumes and higher incentive payments.

Corporate Costs

Corporate costs for the twelve months ended December 31, 2004 totaled $28.3 million compared to $23.4 million in 2003, an increase of $4.9 million. The increase was attributable to Sarbanes-Oxley compliance costs of approximately $3.3 million and other legal and professional fees. In addition, the Company incurred Chairman and CEO succession costs of approximately $1.7 million.

Liquidity and Capital Resources

The Company’s balance sheet at December 31, 2004 remained strong with cash and cash equivalents of $93.9 million and no outstanding debt. Approximately $79.0 million of the Company’s December 31st cash balance was held in international operations and may be subject to additional taxes if repatriated to the U.S. The Company’s is not yet in a position to decide on whether and to what extent it might repatriate earnings. However, it is reasonably possible that it may repatriate some amount between $0.0 and $50.0 million. At December 31, 2004, the Company also had $50 million available under its credit facility. For the three- and twelve-months ended December 31, 2004, the Company generated approximately $3.5 million and $13.7 million in cash flow from operations, respectively.

Annual Report on Form 10-K to be Delayed

The Company anticipates that it will not be able to file its Annual Report on Form 10-K by the due date of March 16, 2005, due to the significant amount of additional time and effort required in complying with the new rules of the SEC adopted under the Sarbanes Oxley Act of 2002. The Company, therefore, anticipates filing a Notification of Late Filing on Form 12b-25, and filing its Annual Report on Form 10-K on or before March 31, 2005.

Business Outlook

“I am very pleased with the operating momentum our team has accomplished as we enter 2005. Their accomplishments in repositioning our delivery infrastructure have greatly enhanced our company’s ability to compete under the new challenges of globalization. However, even with our momentum, we still have much to accomplish. In 2005, the European market could test us in similar ways that the Americas market tested us in 2004, but on a smaller scale. These challenges have the potential of weighing on our operating performance. In response, we intend to leverage our past experience, “can do” attitude, and financial strength to meet the challenges head on,” commented Chuck Sykes, Chief Executive Officer.

The Company’s outlook for the full year 2005 takes into consideration moves to enhance productivity within existing accounts, revenue growth from existing and new client accounts and continued improvement in asset utilization across both the Americas and EMEA regions.

The 2005 outlook does not include the sale of customer contact centers; however, as in the past, the management team will continue to pursue avenues to sell four excess U.S. centers designated as “held for sale.”

Considering the above factors, the Company anticipates the following financial results for the three months ended March 31, 2005:

•	Revenues in the range of $115 million to $120 million

•	EPS in the range of a $0.02 to $0.04 per diluted share

•	Capital expenditures in the range of 3.0 million to $5.0 million

•	Tax provision in the range of $0.5 million to $1.0 million

For the twelve months ended December 31, 2005, the Company anticipates the following financial results:

•	Revenues in the range of $460 million to $480 million

•	EPS in the range of $0.16 to $0.21 per diluted share

•	Capital expenditures in the range of $10.0 million to $15.0 million

•	Tax provision in the range of $4.3 million to $5.3 million

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, March 15, 2005 at 10:00 a.m. Eastern Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the Investors section of SYKES’ website at www.sykes.com/investors.asp under the heading “Investor Newsroom – Press Releases.”

About Sykes Enterprises, Incorporated

SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the timing of significant orders for SYKES’ products and services, (ii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (iii) changes in applicable accounting principles or interpretations of such principles, (iv) difficulties or delays in implementing SYKES’ bundled service offerings, (v) failure to achieve sales, marketing and other objectives, (vi) construction delays of new or expansion of existing customer support centers, (vii) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (viii) rapid technological change, (ix) loss or addition of significant clients, (x) risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) fluctuations in business conditions and the economy, (xiii) SYKES’ ability to attract and retain key management personnel, (xiv) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer service centers, (xv) SYKES’ ability to further penetrate into vertically integrated markets, (xvi) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xvii) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xviii) the ultimate outcome of any lawsuits, (xix) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (xx) SYKES’ dependence on trends toward outsourcing, (xxi) risk of interruption of technical and customer contact management center operations due to such factors as fire and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxii) the existence of substantial competition, (xxiii) the early termination of contracts by clients; and (xxiv) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data) *
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2004	2003
Revenues	$120,713	$124,212
Direct salaries and related costs	(72,766)	(79,119)
General and administrative	(41,303)	(43,099)
(Loss) gain on disposal of property & equipment, net	(94)	47
Proceeds from property insurance settlement	5,378	—
Impairment of long-lived assets	(690)	—
Reversal of restructuring & other charges	113	446

Income from operations	11,351	2,487
Other income	157	1,347

Income before provision for income taxes	11,508	3,834
Provision for income taxes	(3,084)	(1,201)

Net income	$8,424	$2,633

Net income per basic share	$0.21	$0.07
Shares outstanding, basic	39,197	40,184

Net income per diluted share	$0.21	$0.07
Shares outstanding, diluted	39,304	40,445

*	Certain prior year balances have been reclassified to conform to the current year’s presentation.

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data) *
(Unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2004	2003
Revenues	$466,713	$480,359
Direct salaries and related costs	(300,600)	(309,489)
General and administrative	(165,232)	(161,743)
Gain on disposal of property & equipment, net	6,915	1,595
Proceeds from property insurance settlement	5,378	—
Impairment of long-lived assets	(690)	—
Reversal of restructuring & other charges	113	646

Income from operations	12,597	11,368
Other income	3,264	2,588

Income before provision for income taxes	15,861	13,956
Provision for income taxes	(5,047)	(4,651)

Net income	$10,814	$9,305

Net income per basic share	$0.27	$0.23
Shares outstanding, basic	39,607	40,300

Net income per diluted share	$0.27	$0.23
Shares outstanding, diluted	39,722	40,441

*	Certain prior year balances have been reclassified to conform to the current year’s presentation.

Sykes Enterprises, Incorporated
Segment Results
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2004	2003
Revenues:
Americas	$71,592	$82,180
EMEA	49,121	42,032

Total	$120,713	$124,212

Operating Income:
Americas	$14,091	$6,948
EMEA	5,297	1,648

Operating income before reversal of restructuring & other charges, impairment of long-lived assets and corporate G&A	19,388	8,596

Corporate G&A expenses	(7,460)	(6,555)
Reversal of restructuring & other charges	113	446
Impairment of long-lived assets	(690)	0

Income from operations	11,351	2,487

Other income	157	1,347
Provision for income taxes	(3,084)	(1,201)

Net income	$8,424	$2,633

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2004	2003
Revenues:
Americas	$283,253	$321,195
EMEA	183,460	159,164

Total	$466,713	$480,359

Operating Income:
Americas	$30,960	$31,607
EMEA	10,478	2,497

Operating income before reversal of restructuring & other charges, impairment of long-lived assets and corporate G&A	41,438	34,104

Corporate G&A expenses	(28,264)	(23,382)
Reversal of restructuring & other charges	113	646
Impairment of long-lived assets	(690)	0

Income from operations	12,597	11,368

Other income	3,264	2,588
Provision for income taxes	(5,047)	(4,651)

Net income	$10,814	$9,305

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2004	2003
	(Unaudited)
Assets:
Current assets	$203,397	$186,313
Property and equipment, net	82,891	107,194
Other noncurrent assets	26,238	24,668

Total assets	$312,526	$318,175

Liabilities & Shareholders’ Equity:
Current liabilities	$66,998	$67,809
Noncurrent liabilities	35,493	49,534
Shareholders’ equity	210,035	200,832

Total liabilities and shareholders’ equity	$312,526	$318,175

Sykes Enterprises, Incorporated
Supplementary Data
(Unaudited)

	Q4 2004	Q4 2003
Geographic Mix (% of Total Revenue):

Americas (1)	59.3%	66.2%
Europe, Middle East & Africa (EMEA)	40.7%	33.8%

Total:	100.0%	100.0%

(1)	Includes the United States, Canada, Latin America, India and the Asia Pacific (APAC) Region. Latin America, India and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q4 2004	Q4 2003	FY 2004	FY 2003
Vertical Industry Mix (% of Total Revenue):

Communications	30%	41%	32%	43%
Technology / Consumer	38%	31%	36%	33%
Financial Services	8%	7%	8%	6%
Transportation & Leisure	6%	5%	6%	5%
Healthcare	8%	8%	7%	6%
Other	10%	8%	11%	7%

Total:	100%	100%	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2004	2003
Cash Flow From Operating Activities:
Net income	$8,424	$2,633
Depreciation and amortization	7,043	7,160
Changes in assets and liabilities and other	(11,942)	10,511

Net cash provided by operating activities	$3,525	$20,304

Capital expenditures	$4,165	$8,662
Cash interest paid	$215	$77
Cash taxes paid	$1,698	$1,831

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2004	2003
Cash Flow From Operating Activities:
Net income	$10,814	$9,305
Depreciation and amortization	30,237	30,125
Changes in assets and liabilities and other	(27,316)	(5,206)

Net cash provided by operating activities	$13,735	$34,224

Capital expenditures	$25,665	$29,273
Cash interest paid	$430	$460
Cash taxes paid	$9,220	$9,708